Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement (“Amendment”) is made as of June 7, 2018 by and between Cinedigm Corp., a Delaware Corporation, 45 West 36th St., 7th Floor, New York, NY 10018 (the “Company”) and Christopher J. McGurk, having an address at 8383 Wilshire Blvd., Suite 400, Beverly Hills, CA 90211 (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee entered into an Amendment to Amended and Restated Employment Agreement on August 4, 2017 (the “Amendment”), which expired as of March 31, 2018;

WHEREAS, the Company desires to continue to employ the services of the Employee, and the Employee notified the Company prior to March 31, 2018 of his intention to extend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.       All terms and conditions of the Amended and Restated Employment Agreement between the Employee and the Company, dated as of August 22, 2013 and as modified by Amendment (together, the “Agreement”) shall remain in full force and effect except as expressly modified herein, and there shall be no modification of such terms and conditions except as expressly made herein.

2.       Paragraph 3 of the Agreement is hereby amended and restated in its entirety as follows:

“The term of this Agreement shall commence on April 1, 2018 (the “Effective Date”) and terminate on March 31, 2021 (the “Term”). The parties agree to provide written notice to each other no later than six (6) months before the expiration of the Term regarding whether or not each would like to negotiate a renewal of this Agreement. Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this paragraph 3 and paragraph 8, will have no further force or effect.

In the event the Employee remains employed by the Company after the Term expires and the parties have not executed a successor written agreement, the Employee’s employment will be at-will. In such event, the Employee, for the duration of his at-will employment, will be entitled to receive the Base Salary and participate in the bonus, stock incentive, and benefit programs in effect at the expiration of the Term.”

3.       Paragraph 4(b) of the Agreement is hereby amended and restated in its entirety as follows:

“MAIP Bonus. Employee shall be eligible for a bonus under the Company’s Management Annual Incentive Plan or any amended or successor plan thereto (the “MAIP Bonus”). The Employee shall be eligible for a target bonus opportunity percentage of 100% of the Employee’s base salary (i.e., a target value of $600,000), to be adjusted higher or lower at the sole and absolute discretion of the Compensation Committee and the Company’s Board of Directors consistent with goals established from time to time by the Committee. MAIP Bonuses shall be paid at the same time bonuses are paid to other executives of the Company, which payment shall be during the calendar year that includes the close of such fiscal year, but no later than August 31st following the fiscal year for which the bonus is earned, and shall be subject to the terms of the MAIP.”

4.       A new paragraph 4(g) is hereby added to the Agreement as follows:

“Performance Share Units. The Employee is a participant in the Company’s 2017 Equity Incentive Plan (“EIP”) and has been awarded performance share units (“PSUs”) as approved by the Board of Directors. Subject to EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee and the Board of Directors of the Company, the Employee will be eligible to receive up to 640,000 shares of Company common stock (“PSU Shares”), subject to the Company’s discretion to pay such award in cash or in stock. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee.”

5.       A new paragraph 4(h) is hereby added to the Agreement as follows:

“Long-Term Incentive Awards. The Employee shall receive an award of 700,000 stock appreciation rights (“SARs”) pursuant to the EIP upon mutual execution of this Agreement. The SARs will have an exercise/strike price equal to the fair market value of the date of the grant. One-third of the SARs will vest on the last day of each of the 2019, 2020, and 2021 fiscal years. SARs may be settled by the Company in cash or shares at the sole and absolute discretion of the Compensation Committee, which may consider, among other factors, the availability of shares under the EIP. Other SARs features such as length of term, and termination provisions shall be consistent with prior option grants, subject to the sole and absolute discretion of the Compensation Committee. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee.”

6.       Paragraph 6(b) of the Agreement is hereby amended to provide that, in the event of a termination without Cause under paragraph 6(b) of the Agreement, the Employee shall be entitled to payment of (i) any Salary for the remainder of the Term or one year’s Salary, whichever is greater and (ii) an amount equivalent to the average of the last three (3) payments of the MAIP Bonus, if any, under this Agreement. To the extent that any remaining provision of paragraph 6(b) is inconsistent with the provisions of this paragraph, the terms of this paragraph supersede and control.

7.       Paragraph 6(c) of the Agreement is hereby amended to provide that the Employee shall be entitled to the payments provided in that paragraph if all conditions to such payment occur prior to March 31, 2020; and to further provided that, following March 31, 2020, if all conditions provided in Paragraph 6(c) occur, then in lieu of the payments provided in Paragraph 6(c), the Employee shall be entitled to the payments provided in Paragraph 6(b).

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

	CINEDIGM CORP.	CHRISTOPHER J. MCGURK

By:	/s/ Gary S. Loffredo	/s/ Christopher J. McGurk
Gary S. Loffredo
EVP, General Counsel

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